EXHIBIT 23H(1)
                          OPERATING SERVICES AGREEMENT

                          OPERATING SERVICES AGREEMENT
                            ELECTRIC CITY FUNDS, INC.

     THIS AGREEMENT is made and entered into as of the 15TH day of October, 1999, by and between Electric City Funds, Inc., a Maryland corporation (the "Fund"), and Mohawk Asset Management, Inc., a Maryland corporation (hereinafter referred to as "Manager").

     WHEREAS, the Fund is an open-end management investment company, registered under the Investment Company Act of 1940, as amended (the "Act"), and authorized to issue shares representing interests in the following series:

     The Electric City Value Fund (the "Portfolio"); and

     WHEREAS, Manager is registered as an investment adviser under the Investment Advisers Act of 1940, and engages in the business of asset management and the provision of certain other administrative and recordkeeping services in connection therewith; and

     WHEREAS, the Fund wishes to engage Manager, to provide, or arrange for the provision of, certain operational services which are necessary for the day-to-day operations of the Portfolio in the manner and on the terms and conditions hereinafter set forth, and Manager wishes to accept such engagement;

     NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter contained, the Fund and Manager agree as follows:

1.   OBLIGATIONS OF MANAGER

     (a) Services. The Fund hereby retains Manager to provide, or, upon receipt of written approval of the Fund arrange for other companies to provide, the following services to the Portfolio in the manner and to the extent that such services are reasonably necessary for the operation of the Portfolio (collectively, the "Services"):

          (1) accounting services and functions, including costs and expenses of any independent public accountants;

          (2) non-litigation related legal and compliance services, including the expenses of maintaining registration and qualification of the Fund and the Portfolio under federal, state and any other applicable laws and regulations;

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          (3)  dividend disbursing agent,  dividend reinvestment agent, transfer agent, and registrar services and functions (including answering inquiries related to shareholder Portfolio accounts);

          (4)  custodian and depository services and functions;

          (5)  distribution, marketing, and/or underwriting services;

          (6)  independent pricing services;

          (7) preparation of reports describing the operations of the Portfolio, including the costs of providing such reports to broker-dealers, financial institutions and other organizations which render services and assistance in connection with the distribution of shares of the Portfolio;

          (8) sub-accounting and recordkeeping services and functions (other than those books and records required to be maintained by Manager under the Investment Advisory Agreement between the Fund and Manager dated October 15, 1999), including maintenance of shareholder records and shareholder information concerning the status of their Portfolio accounts by investment advisors, broker-dealers, financial institutions, and other organizations on behalf of Manager;

          (9) shareholder and board of directors communication services, including the costs of preparing, printing and distributing notices of shareholders' meetings, proxy statements, prospectuses, statements of additional information, Portfolio reports, and other communications to the Fund's Portfolio shareholders, as well as all expenses of shareholders' and board of directors' meetings, including the compensation and reimbursable expenses of the directors of the Fund;

          (10) other day-to-day administrative services, including the costs of designing, printing, and issuing certificates representing shares of the Portfolio, and premiums for the fidelity bond maintained by the Fund pursuant to Section 17(g) of the Act and rules promulgated thereunder (except for such premiums as may be allocated to third parties, as insureds thereunder).

     (b) Exclusions from Service. Notwithstanding the provisions of Paragraph 1(a) above, the Services shall not include and Manager will not be responsible for any of the following:

          (1) all brokers' commissions, issue and transfer taxes, and other costs chargeable to the Fund or the Portfolio in connection with securities transactions to which the Fund or the Portfolio is a party or in connection with securities owned by the Fund or the Portfolio;

          (2) the interest on indebtedness, if any, incurred by the Fund or the Portfolio;

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          (3)  the taxes, including franchise, income, issue, transfer, business license, and other corporate fees payable by the Fund or the Portfolio to federal, state, county, city, or other governmental agents;

          (4) the expenses, including fees and disbursements of counsel, in connection with litigation by or against the Fund or the Portfolio; and

          (5)  any other extraordinary expense of the Fund or Portfolio.

     (c) Books and Records. All books and records prepared and maintained by Manager for the Fund under this Agreement shall be the property of the Fund and, upon request therefor, Manager shall surrender to the Fund such of the books and records so requested.

     (d) Staff and Facilities. Manager assumes and shall pay for maintaining the staff, personnel, space, equipment and facilities necessary to perform its obligations under this Agreement.

2.   OBLIGATIONS OF THE FUND

     (a) Fee. The Fund will pay to Manager on the last day of each month a fee at an annual rate equal to 0.70% of average net asset of the
          Portfolio, such fee to be computed daily based upon the net asset value of the Portfolio as determined by a valuation made in accordance with the Fund's procedure for calculating Portfolio net asset value as described in the Fund's Prospectus and/or Statement of Additional Information. During any period when the determination of the Portfolio's net asset value is suspended by the directors of the Fund, the net asset value of a share of the Portfolio as of the last business day prior to such suspension shall, for the purpose of this Paragraph 2(a), be deemed to be the net asset value at the close of each succeeding business day until it is again determined.

     (b) Information. The Fund will, from time to time, furnish or otherwise make available to Manager such information relating to the business and affairs of the Portfolio as Manager may reasonably require in order to discharge its duties and obligations hereunder.

3.   TERM.

This Agreement shall remain in effect until October 15, 2001, and from year to year thereafter provided such continuance is approved at least annually by (1) the vote of a majority of the Board of Directors of the Fund or (2) a vote of a "majority" (as that term is defined in the Investment Company Act of 1940) of the Fund's outstanding securities; provided, however, that;

     (a) at any time and without the payment of any penalty, the Fund may terminate this Agreement upon 90 days written notice to Manager;

     (b) this Agreement shall immediately terminate in the event of its assignment (within the meaning of the Act and the Rules thereunder); and

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     (c)  at any time and  without  the  payment  of any  penalty,  Manager  may terminate this Agreement upon 90 days written notice to the Fund.

4.   NOTICES.

Except as otherwise provided in this Agreement, any notice or other communication required by or permitted to be given in connection with this Agreement will be in writing and will be delivered in person or sent by first class mail, postage prepaid or by prepaid overnight delivery service to the respective parties as follows:

            If to the Fund:                    If to the Manager:
            ---------------                    ------------------
            Electric City Funds, Inc.          Mohawk Asset Management, Inc.
            One North Church Street            One North Church Street
            Schenectady, NY  12305             Schenectady, NY  12305

            Attn:  James W. Denney             Attn: James W. Denney
            President                          President

5.   MISCELLANEOUS

(a) Performance Review. Manager will permit representatives of the Fund, including the Fund's independent auditors, to have reasonable access to the personnel and records of Manager in order to enable such representatives to monitor the quality of services being provided and the level of fees due Manager pursuant to this Agreement. In addition, Manager shall promptly deliver to the Board of Directors of the Fund such information as may reasonably be requested from time to time to permit the Board of Directors to make an informed determination regarding continuation of this Agreement and the payments contemplated to be made hereunder.

(b) Choice of Law. This Agreement shall be construed in accordance with the laws of the State of Maryland and the applicable provisions of the Act. To the extent the applicable law of the State of Maryland or any of the provisions herein conflict with the applicable provisions of the Act, the latter shall control.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

                                               MOHAWK ASSET
ELECTRIC CITY FUNDS, INC.                      MANAGEMENT, INC.



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By: James W. Denney                            By: James W. Denney
Its:  President                                Its:  President



ATTEST:                                        ATTEST:



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By:                                            By:
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Secretary                                      Secretary